JKHY Second Quarter Fiscal 2018 Revenue Increases 8%
February 6, 2018

Jack Henry & Associates, Inc.	Analyst & IR Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES ENDS SECOND QUARTER
FISCAL 2018 WITH 8% INCREASE IN REVENUE

Monett, MO, February 6, 2018 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced second quarter fiscal 2018 results.
Revenue for the quarter ended December 31, 2017 increased to $374.8 million, an 8% improvement over the second quarter of fiscal 2017. Operating income increased 8% to $95.3 million. The Tax Cuts and Jobs Act enacted December 22, 2017 had a large impact on our provision for income taxes and contributed to the large increase in net income of 165% over the second quarter of fiscal 2017 to $155.6 million, or $2.01 per diluted share. Excluding the impact of the Tax Cuts and Jobs Act and other one-time tax adjustments, net income increased 6% for the quarter ended December 31, 2017, compared to the second quarter of fiscal 2017.
For the six months ended December 31, 2017, revenue increased 6% to $734.7 million over the same six months of fiscal 2017. Operating income increased 4% to $187.5 million, and net income increased 81% to $219.0 million, or $2.82 per diluted share, with the increase again due mainly to the effects of the Tax Cuts and Jobs Act. Excluding the impact of the Tax Cuts and Jobs Act and other one-time tax adjustments, net income for the six months ended December 31, 2017 increased 4% and diluted earnings per share increased 5% compared to the six months ended December 31, 2016.
According to David Foss, President and CEO, “We are pleased to report another record second quarter of revenue and operating income which are both in line with our previous guidance.  Our combined sales teams continue to have a solid year by exceeding quotas in Q2 and they're off to a good start in Q3.  During the quarter, we successfully migrated our first two customers to our new debit/credit card transaction processing platform, and have migrated another two this month.  We continue to see high levels of interest for all of the new solutions that we have recently announced including Banno, Treasury Management, Enterprise Risk Mitigation, and our new payment processing platform."
Operating Results
Revenue, cost of sales, and gross profit results for the quarter and the six months ended December 31, 2017 were as follows:

Revenue (Unaudited)
(In Thousands)	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
	2017	2016		2017	2016
Revenue
Services & Support	$237,754	$221,715	7%	$462,050	$439,205	5%
Percentage of Total Revenue	63%	64%		63%	63%
Processing	137,002	126,838	8%	272,640	254,376	7%
Percentage of Total Revenue	37%	36%		37%	37%
Total Revenue	374,756	348,553	8%	734,690	693,581	6%

•
Deconversion fees in the second quarter of fiscal 2018 increased $2.8 million compared to the second quarter of the prior year. Excluding deconversion fees from both periods and revenue from fiscal 2018 acquisitions, revenue increased 6%. The increased revenue was driven by growth in our outsourcing and cloud, processing, and product delivery and services revenues. The increase in product delivery and services revenue was due to completion of revised contractual obligations on several long-term contracts that permitted the Company to recognize previously deferred revenue related to our bundled arrangements.

•
For the six months ended December 31, 2017, deconversion fees decreased $3.0 million compared to the prior year-to-date period. Excluding deconversion fees from both periods and revenue from fiscal 2018 acquisitions, revenue increased 6%, driven by the same factors as the quarter-over-quarter increase.

•
For the second quarter of fiscal 2018, core segment revenue increased 12% to $134.4 million from $119.9 million in the same period a year ago. Payments segment revenue increased 6% to $126.0 million, from $119.1 million in the same quarter last year. Revenue from the complementary segment increased 6% to $99.8 million in the second quarter of fiscal 2018 from $94.1 million in the same period of fiscal 2017. Revenue in the corporate and other segment decreased 6% to $14.5 million, compared to $15.4 million for the second quarter of fiscal 2017.

JKHY Second Quarter Fiscal 2018 Revenue Increases 8%
February 6, 2018

•
For the six months ended December 31, 2017, revenue in the core segment increased 11% to $263.3 million, compared to $236.8 million a year ago. Payments segment revenue increased 3% to $249.2 million, from $241.5 million for the first six months of fiscal 2017. Complementary segment revenue increased 5% to $193.6 million, up from $185.0 million a year ago. Revenue from the corporate and other segment decreased 6% to $28.6 million for the six months ended December 31, 2017 from $30.3 million for the six months ended December 31, 2016.

Operating Expenses and Operating Income
Operating income increased 8% to $95.3 million, or 25% of second quarter fiscal 2018 revenue, compared to $88.6 million, or 25% of revenue in the second quarter of fiscal 2017.
For the year-to-date period, operating income increased 4% to $187.5 million, or 26% of revenue, compared to operating income of $180.0 million, also 26% of revenue, for the six months ended December 31, 2016.

(Unaudited, In Thousands)	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
	2017	2016		2017	2016
Cost of Revenue	$211,653	$198,146	7%	$416,368	$392,908	6%
Percentage of Total Revenue	56%	57%		57%	57%
Research and Development	22,414	20,873	7%	43,343	40,611	7%
Percentage of Total Revenue	6%	6%		6%	6%
Selling, General, & Administrative	45,613	40,928	11%	89,346	80,038	12%
Percentage of Total Revenue	12%	12%		12%	12%
Gain on disposal of a business	(189)	—	—%	(1,894)	—	—%
Total Operating Expenses	279,491	259,947	8%	547,163	513,557	7%
Operating Income	$95,265	$88,606	8%	$187,527	$180,024	4%
Operating Margin	25%	25%		26%	26%

•
Cost of revenue increased 7% for the second quarter of fiscal 2018 compared to the second quarter of fiscal 2017, but decreased as a percentage of revenue. The increased costs were primarily due to increased headcount driving increased salaries and benefits as well as higher direct costs of product, increased professional services spending, costs related to the acquisition during the quarter, costs related to our new card payment processing platform and faster payments initiatives, and increased amortization of capitalized software.

•
For the six months ended December 31, 2017, cost of revenue increased 6% compared to the equivalent period of the prior year, but remained a consistent percentage of revenue. The increased costs were primarily due to higher personnel costs, higher direct costs of product, increased professional services spending, costs related to acquisitions during the first six months, costs related to our new card payment processing platform and faster payments initiatives, and increased amortization of capitalized software.

•
Research and development expense increased for the second quarter and year-to-date period mainly due to increased salary and personnel costs resulting from increased headcount, but remained consistent with the prior year second quarter and year-to-date period as a percentage of total revenue.

•
Selling, general, and administrative expenses for the second quarter of fiscal 2018 increased 11% over the second quarter of the prior fiscal year due mainly to a combined Jack Henry Annual Conference (JAC) in October 2017, as well as increased commission expense, salaries, and personnel costs.

•
For the six months ended December 31, 2017, selling, general, and administrative expenses increased 12% compared to the equivalent period of fiscal 2017, but remained a consistent percentage of revenue. The increased spending was mainly due to the JAC in October, as well as increased commissions, salaries, personnel costs, and increased professional service expenses due to contracting with outside experts in preparation for our adoption of the new ASC 606 revenue standard.

•	In the second quarter of fiscal 2018, we recognized a gain related to the sale of our ATM Manager product line of $0.2 million.

•	For the six months ended December 31, 2017, gains on disposals of businesses totaled $1.9 million, due to the ATM Manager gain and the first quarter sale of our jhaDirect product line.
Net Income
Net income for the second quarter and the six months ended December 31, 2017 was significantly impacted by the effects of the Tax Cuts and Jobs Act.

JKHY Second Quarter Fiscal 2018 Revenue Increases 8%
February 6, 2018

(Unaudited, In Thousands, Except Per Share Data)	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
	2017	2016		2017	2016
Income Before Income Taxes	$95,161	$88,482	8%	$187,381	$179,865	4%
Provision for Income Taxes	(60,413)	29,668	(304)%	(31,604)	58,807	(154)%
Net Income	$155,574	$58,814	165%	$218,985	$121,058	81%
Diluted earnings per share	$2.01	$0.75	167%	$2.82	$1.54	83%

Net Income, Net of TCJA and Other	$62,314	$58,814	6%	$125,725	$121,058	4%
Diluted earnings per share	$0.80	$0.75	7%	$1.62	$1.54	5%

•	Provision for income taxes decreased in the second quarter, with an effective tax rate at (63.5)% of income before income taxes, compared to 33.5% for the same quarter of the prior year.

•
Excluding the impacts of the Tax Cuts and Jobs Act and other one-time tax adjustments ("TCJA and Other"), net income increased 6% for the second quarter of fiscal 2018 compared to the second quarter of fiscal 2017, and diluted earnings per share increased 7%.

•
Excluding the impact of the Tax Cuts and Jobs Act and other one-time tax adjustments, net income for the six months ended December 31, 2017 increased 4% and diluted earnings per share increased 5% compared to the six months ended December 31, 2016.

According to Kevin Williams, CFO, “Due to the fact that we are not a calendar year end tax payer, our tax rate will fluctuate the remainder of this fiscal year. With the timing of the Tax Cuts and Jobs Act, we will get the benefit for half this fiscal year, which means we will adjust the remainder of the year to create the full year blended effective rate, for both provision for income taxes and adjustments to our deferred tax liability. Below, we continue to show true operations excluding deconversion fees and impact of acquisitions, to allow investors to see clearly our operating performance.”
Effects of Deconversion Fees, Acquisitions, and Divestitures
The table below shows our revenue and operating income (in thousands) for the second quarter and six months ended December 31, 2017 compared to the prior year periods, excluding the impacts of deconversion fees, divestitures, and fiscal 2018 acquisitions.

	Three Months Ended December 31, 2017					Three Months Ended December 31, 2016
	As Reported	Early Term Fees	Gain on Disposals of Businesses	Vanguard and Ensenta	ProForma	As Reported	Early Term Fees	ProForma	Change	% Change
Revenue	$374,756	$11,291		$1,323	$362,142	$348,553	$8,482	$340,071	$22,071	6%
Operating Income	95,265	10,567	189	(364)	84,873	88,606	8,482	80,124	4,749	6%

	Six Months Ended December 31, 2017					Six Months Ended December 31, 2016
	As Reported	Early Term Fees	Gain on Disposals of Businesses	Vanguard and Ensenta	ProForma	As Reported	Early Term Fees	ProForma	Change	% Change
Revenue	$734,690	$18,554		1,421	$714,715	$693,581	$21,535	$672,046	$42,669	6%
Operating Income	187,527	17,737	1,894	(547)	168,443	180,024	21,528	158,496	9,947	6%

Balance Sheet and Cash Flow Review

•	At December 31, 2017, cash and cash equivalents decreased to $57.7 million from $64.2 million at December 31, 2016.

•	Trade receivables totaled $166.8 million at December 31, 2017 compared to $146.3 million at December 31, 2016.

•	The company had $100.0 million borrowed at December 31, 2017 and $50.0 million outstanding debt at December 31, 2016.

•	Total deferred revenue decreased to $375.7 million at December 31, 2017, compared to $407.4 million a year ago.

•	Stockholders' equity increased to $1,174.0 million at December 31, 2017, compared to $971.4 million a year ago.

JKHY Second Quarter Fiscal 2018 Revenue Increases 8%
February 6, 2018

Cash provided by operations totaled $176.9 million in fiscal 2018 compared to $163.9 million last year. The following table summarizes net cash (in thousands) from operating activities:

(Unaudited, In Thousands)	Six Months Ended December 31,
	2017	2016
Net income	$218,985	$121,058
Depreciation	24,602	24,892
Amortization	48,711	44,568
Change in deferred income taxes	(72,721)	8,745
Other non-cash expenses	2,768	4,901
Change in receivables	115,572	107,667
Change in deferred revenue	(136,206)	(113,612)
Change in other assets and liabilities	(24,803)	(34,352)
Net cash provided by operating activities	$176,908	$163,867

•	The change in deferred income taxes was mainly related to the Tax Cuts and Jobs Act.
Cash used in investing activities for fiscal 2018 totaled $202.3 million, compared to $69.7 million for the same period in fiscal 2017 and included the following:

(Unaudited, In Thousands)	Six Months Ended December 31,
	2017	2016
Payment for acquisitions, net of cash acquired	$(137,654)	$—
Capital expenditures	(12,249)	(17,405)
Proceeds from the sale of businesses	350	—
Proceeds from the sale of assets	205	830
Internal use software	(6,025)	(11,455)
Computer software developed	(46,936)	(41,673)
Net cash from investing activities	$(202,309)	$(69,703)

•
On December 21, 2017, the Company acquired all equity interest of Ensenta Corporation, a California-based provider of real-time, cloud-based solutions for mobile and online payments and deposits, making Jack Henry & Associates the leading provider of consumer remote deposit capture services.

•	On August 31, 2017, the Company purchased Vanguard Software Group, a Florida-based company specializing in the underwriting, spreading, and online decisioning of commercial loans.
Financing activities used cash of $31.6 million in fiscal 2018 and $100.3 million in fiscal 2017.

(Unaudited, In Thousands)	Six Months Ended December 31,
	2017	2016
Borrowings on credit facilities	$100,000	$50,000
Repayments on credit facilities	(50,000)	(200)
Purchase of treasury stock	(30,018)	(103,885)
Dividends paid	(47,844)	(43,582)
Net cash from issuance of stock and tax related to stock-based compensation	(3,783)	(2,619)
Net cash from financing activities	$(31,645)	$(100,286)

Quarterly Conference Call
The company will hold a conference call on February 7, 2018; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

JKHY Second Quarter Fiscal 2018 Revenue Increases 8%
February 6, 2018

About Jack Henry & Associates
Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of technology solutions and payment processing services primarily for the financial services industry. Its solutions serve approximately 9,000 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking® supports banks ranging from community banks to multi-billion dollar institutions with information processing solutions.  Symitar® is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars® provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs.  Additional information is available at www.jackhenry.com.
Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

JKHY Second Quarter Fiscal 2018 Revenue Increases 8%
February 6, 2018

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
	2017	2016		2017	2016

REVENUE	374,756	348,553	8%	734,690	693,581	6%

EXPENSES
Cost of Revenue	211,653	198,146	7%	416,368	392,908	6%
Research & Development	22,414	20,873	7%	43,343	40,611	7%
Selling, General, & Administrative	45,613	40,928	11%	89,346	80,038	12%
Gain on disposal of businesses	(189)	—	—%	(1,894)	—	—%
Total Expenses	279,491	259,947	8%	547,163	513,557	7%

OPERATING INCOME	95,265	88,606	8%	187,527	180,024	4%

INTEREST INCOME (EXPENSE)
Interest income	146	60	143%	293	167	75%
Interest expense	(250)	(184)	36%	(439)	(326)	35%
Total	(104)	(124)	(16)%	(146)	(159)	(8)%

INCOME BEFORE INCOME TAXES	95,161	88,482	8%	187,381	179,865	4%

PROVISION FOR INCOME TAXES	(60,413)	29,668	(304)%	(31,604)	58,807	(154)%

NET INCOME	$155,574	$58,814	165%	$218,985	$121,058	81%

Diluted net income per share	$2.01	$0.75		$2.82	$1.54
Diluted weighted average shares outstanding	77,565	78,180		77,606	78,512

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)				December 31,		% Change
				2017	2016
Cash and cash equivalents				$57,719	$64,188	(10)%
Receivables				166,827	146,256	14%
Total assets				1,917,076	1,718,095	12%

Accounts payable and accrued expenses				$88,532	$83,418	6%
Current and long-term debt				100,000	50,000	100%
Deferred revenue				375,688	407,441	(8)%
Stockholders' equity				1,174,000	971,412	21%